Exhibit 99.1

For Immediate Release

November 3, 2025

Comvest Partners Completes Majority Sale of Comvest Credit Partners to Manulife, Establishes Comvest Private Equity as Independent Firm

West Palm Beach, Fla. – (November 3, 2025) — Comvest Partners (“Comvest”), a leading private investment firm, today announced the completion of a previously announced strategic partnership involving the sale of a 75%1 interest in Comvest Credit Partners,2 its direct lending investment platform, to Manulife Financial Corporation (TSX: MFC), through its more than US$900 billion Global Wealth and Asset Management (“Global WAM”) segment. Comvest Private Equity, Comvest’s private equity platform, is not part of this transaction, will remain independent, and will be rebranded in the coming months.

The new private credit platform, Manulife | Comvest Credit Partners, will unite Comvest’s deep expertise in U.S. middle-market direct lending with Manulife Investment Management’s extensive private equity sponsor network, deal sourcing capabilities, and global distribution network. The combined platform will enhance origination strength, broaden access to potential third-party capital, and deliver differentiated credit solutions to founder-owned and sponsor-backed businesses. It will be led by Robert O’Sullivan, Global Head of Private Credit, previously the Co-Founder and CEO of Comvest Credit Partners. For more information, please visit www.comvest.com.

“We are honored to join the Manulife organization and look forward to the significant opportunities this strategic partnership will create in expanding and strengthening our private credit capabilities. Together, we are positioned to broaden our reach, enhance our investment platform, and deliver differentiated opportunities for our investors,” said Mr. O’Sullivan. “This partnership further affirms Comvest’s established leadership in the private credit market, positioning Manulife | Comvest Credit Partners for continued growth and enabling us to better serve the evolving needs of borrowers and investors alike. Our unwavering focus remains on seeking to deliver strong, risk-adjusted returns across all market cycles.”

[1]	Comvest employees will retain a 25% interest in Comvest, providing meaningful alignment; path to full ownership 6 years post closing.
[2]

Prior to the transaction, Comvest Credit Partners was a wholly-owned subsidiary of private credit and private equity investment manager Comvest Partners. Comvest Partners’ private equity strategy, Comvest Investment Partners, was not included in the transaction.

360 S. Rosemary Avenue, Suite 1700 | West Palm Beach, FL 33401 | Office: (561) 727–2000 | Fax: (561) 727–2100 | comvest.com

West Palm Beach | Chicago | New York City

“Armed with long established middle market private equity resources and experience, we set out nearly 20 years ago to build a best-in-class middle market direct lending platform. I am especially grateful to our credit leadership team and to our investors for their consistent support. I am thrilled about the strategic positioning and outlook that the combined Manulife | Comvest Credit Partners platform will bring to our investors, borrowers and broader private credit organization. With Manulife’s existing credit capabilities, I am truly confident that we have found an ideal partner as Comvest continues to invest in differentiated credit opportunities for our investors,” said Michael Falk, Founder and Executive Chairman of Comvest.

Mr. Falk continued: “Our private equity and private credit businesses have always operated independently and I’m additionally excited about the investment performance and outlook of our private equity business as an independent entity.”

Mr. Falk will remain in involved in both companies. He will serve as Senior Advisor and Investment Committee member of Manulife | Comvest Credit Partners and Executive Chairman of Comvest Private Equity.

The Comvest Private Equity team will continue to be led by Managing Partner Maneesh Chawla with no changes to its investment team, resources or strategy — control investments in middle-market companies, partnering with founders and management teams to drive sustainable growth through capital, strategic guidance, and operational support.

For more information, please contact:

Michael Altschuler

Partner, Comvest Partners

m.altschuler@comvest.com

360 S. Rosemary Avenue, Suite 1700 | West Palm Beach, FL 33401 | Office: (561) 727–2000 | Fax: (561) 727–2100 | comvest.com

West Palm Beach | Chicago | New York City